Exhibit 10.32
SEPARATION AGREEMENT
          This Separation Agreement (the “Agreement”), dated August 27, 2007, is entered into by and among Timothy J. Cunningham (“Mr. Cunningham”), Pregis Holding I Corporation, a Delaware corporation (“Holding I”), and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation (“Holding II”), and Pregis Corporation, a Delaware Corporation (the “Company” and together with Holding I and Holding II, the “Companies”).
          WHEREAS, Mr. Cunningham is employed by the Companies pursuant to an Employment Agreement among Mr. Cunningham and the Companies, dated as of April 12, 2006 (the “Employment Agreement”);
          WHEREAS, Mr. Cunningham and Holding I are parties to a Noncompetition Agreement dated as of April 12, 2006 (the “Noncompetition Agreement”) and a Subscription Agreement (the “Subscription Agreement”) dated as of May 1, 2006;
          WHEREAS, Mr. Cunningham and the Company’s Board of Directors have mutually agreed that a separation is in the best interests of Mr. Cunningham and the Company;
          WHEREAS, Mr. Cunningham’s employment with the Companies shall conclude on the Separation Date (as defined below); and
          WHEREAS, as a condition precedent and a material inducement for the Companies to provide to Mr. Cunningham the Separation Benefits (as defined below), Mr. Cunningham has agreed to execute this Agreement and the Waiver and Release of Claims attached as Exhibit A hereto and be bound by the provisions herein and therein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the parties agree as follows:
     1. Interim Position. As of August 27, 2007, Mr. Cunningham shall cease to hold the position of Chief Financial Officer. Mr. Cunningham shall be appointed to the position of Interim Chief Financial Officer as of August 27, 2007, and shall continue to hold this position until the earlier to occur of (i) December 31, 2007 and (ii) any such earlier date determined by mutual agreement of Mr. Cunningham and the Company (the “Separation Date”); provided, however, that the Company may change Mr. Cunningham’s position from Interim Chief Financial Officer to consultant during this time. While serving as Interim Chief Financial Officer or consultant, Mr. Cunningham shall (i) receive his base salary of $350,000 per year, payable bi-weekly and prorated for any partial employment period and (ii) be eligible to participate in the Companies’ benefit programs to the extent of his participation prior to his change of position. The parties agree that effective upon the Separation Date, Mr. Cunningham shall be deemed to have resigned from any directorship, position or office with or in the Companies or their affiliates. For the avoidance of doubt, the date of Mr. Cunningham’s termination of employment for purposes of application of the Noncompetition Agreement shall be the Separation Date.
     2. Separation Benefits. In consideration for acceptance of the terms contained in this Agreement and the Waiver and Release of Claims attached as Exhibit A, the Company shall (i) pay to Mr. Cunningham an amount equal to his base salary as of the Separation Date (the “Termination Payment”); (ii) pay to Mr. Cunningham all accrued but unpaid amounts payable to him under any employee benefit plan, including four (4) weeks of weekly base salary in settlement of accrued vacation benefits, and reimbursements for any unreimbursed expenses incurred in accordance with the Companies’ policies prior to the Separation Date (the “Accrued Payment”); and (iii) continue to provide Mr. Cunningham with medical benefits on the same terms that would have otherwise applied to him had he remained an active employee until the earlier of (a) December 31, 2008 or (b) the date Mr. Cunningham becomes eligible for medical benefits from a subsequent employer (the “Continued Medical Benefits”). In addition, the Company shall pay Mr. Cunningham an incentive bonus for the fiscal year 2007, based on the Companies’ actual performance through the end of such fiscal year (pro rata if the Separation Date occurs before December 31, 2007) (the “Incentive Payment,” collectively with the Termination Payment, Accrued Payment and Continued Medical Benefits, the “Separation Benefits”). The Company’s obligation to pay Mr. Cunningham the Termination Payment and Incentive Payment, to provide him Continued Medical Benefits and to provide the benefits set forth in Section 3 below shall, in each case, be conditioned upon: (i) Mr. Cunningham’s continued compliance with his obligations under the Noncompetition Agreement, (ii) Mr. Cunningham’s execution, delivery and non-revocation of the Waiver and Release of Claims and (iii) Mr. Cunningham’s continued compliance with his obligations under this Agreement. The Separation Benefits shall be subject to any and all applicable withholding taxes or other amounts required by law to be withheld. The Termination Payment shall be paid in installments on the Companies’ regular payroll dates occurring during the twelve (12) month period immediately following the effectiveness of the Waiver and Release of Claims. The Incentive Payment shall be paid in 2008 at the time Companies ordinarily pay incentive bonuses to its executives with respect to the fiscal year in which the Separation Date occurs. The Accrued Payment shall be paid within thirty (30) days following the Separation Date. The Separation Benefits shall continue to be paid and provided until the dates provided herein if Cunningham dies prior thereto.
     3. Stock Options. Subject to Section 2 hereof, on January 1, 2008 Mr. Cunningham shall vest with respect to 3.026 of the shares subject to the Nonqualified Stock Option Agreement, dated as of February 27, 2007, between Holding I and Mr. Cunningham (the “2007 Option Grant”) if the EBITDA vesting conditions with respect to such shares are satisfied. With respect to the portion, if any, of the 2007 Option Grant which becomes vested, and the portion of the options which are vested pursuant to the Nonqualified Option Agreement for Employees, dated as of May 1, 2006, between Holding I and Mr. Cunningham (the “2006 Option Grant”), Mr. Cunningham may exercise such vested portion until the date six (6) months following the Separation Date.
     4. Release of Claims. Mr. Cunningham shall sign the Waiver and Release of Claims attached hereto as Exhibit A on the Separation Date.

     5. Non-Disparagement. Mr. Cunningham agrees that he shall not, from and after the date of this Agreement, make or publish any disparaging statements (whether written or oral) regarding any of the Companies, or their affiliates, stockholders, subsidiaries, directors, officers and employees, and any affiliates, agents, representatives, successors and assigns of any of the foregoing; and the Companies shall cause its directors and executive officers not to make or publish any disparaging statements (whether written or oral) regarding Mr. Cunningham.
     6. Forfeiture of Separation Benefits. Mr. Cunningham acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event Mr. Cunningham materially breaches the representations or any of his obligations pursuant to the Waiver and Release of Claims or the Noncompetition Agreement, Mr. Cunningham will forfeit his right to receive all payments provided for under Section 2 of this Agreement that have not been paid to him as of the date of such breach and, if those payments were made as of the time of such breach, Mr. Cunningham agrees that he will reimburse the Companies, immediately, for the amount of such payments.
     7. Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     8. Enforceability. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.
     9. Binding Effect; Assignment. This Agreement shall be binding upon any and all successors and assigns of Mr. Cunningham and the Companies. Mr. Cunningham may not assign this Agreement.
     10. Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
     11. Entire Agreement. This Agreement, Appendix A to this Agreement, the Employment Agreement and the Noncompetition Agreement constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, if any, between the parties hereto, with respect to the subject matter hereof.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Timothy J. Cunningham
Timothy J. Cunningham

The Companies:

PREGIS HOLDING I CORPORATION			PREGIS HOLDING II CORPORATION

By:	/s/ Michael T. McDonnell		By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell		Name:	Michael T. McDonnell
	Title:	President & CEO		Title:	President & CEO

PREGIS CORPORATION

By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell
	Title:	President & CEO

EXHIBIT A
WAIVER AND RELEASE OF CLAIMS
     1. In consideration of the payments and benefits to be made under the Separation Agreement, dated as of August 27, 2007 to which Timothy J. Cunningham (“Mr. Cunningham”), Pregis Holding I Corporation, a Delaware corporation (“Holding I”), and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation (“Holding II”), and Pregis Corporation, a Delaware Corporation (the “Company” and together with Holding I and Holding II, the “Companies”) are parties (the “Separation Agreement”), Mr. Cunningham, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release and forever discharge the Companies, their affiliates, stockholders, subsidiaries, directors, officers and employees, and any affiliates, agents, representatives, successors and assigns of any of the foregoing, and directors and officers of the foregoing (collectively referred to as the “Releasees”), from any and all obligations, liabilities, damages, costs, claims, complaints, charges, or causes of action in law or equity that Mr. Cunningham or his heirs, administrators, successors, or assigns may now have or may ever have against any Releasee, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown on the date hereof, which have or may have arisen out of any act or omission occurring, or state of facts existing, on or prior to the date of execution of this Agreement (collectively “Claims”), including but not limited to (i) Claims in any way related to Mr. Cunningham’s employment with the Companies or the termination of that employment, including, but not limited to, pursuant to the Stock Option Agreements, dated as of May 1, 2006 and February 27, 2007, between Mr. Cunningham and Holding I, and (ii) Claims based on federal, state or local law or regulation or the common law, including but not limited to Claims in any way related to Title VII of the Civil Rights Act of 1964, the Illinois Human Rights Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act, all applicable state and local labor and employment laws (including all laws concerning discrimination, unlawful and unfair labor and employment practices), breach of contract, wrongful discharge, defamation or intentional infliction of emotional distress, but expressly not including any claim against any Releasee arising out of any breach of any provision of the Separation Agreement, including, without limitation, the provisions relating to the continuing effectiveness and exercisability of options under the Stock Option Agreements described in Section 3 of the Separation Agreement (the “Waiver and Release”).
     2. The Companies acknowledge that, as of the date of this Waiver and Release, they are not aware of any actual or threatened claim or cause of action arising from or in any respect relating to the Employment Agreement, dated as of April 12, 2006, among Mr. Cunningham and the Companies, or Mr. Cunningham’s employment by the Companies, or the conclusion thereof. Nothing contained in this Section shall be deemed to constitute a waiver of any legal rights of the Releasees.

     3. The Waiver and Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. Mr. Cunningham further agrees that he will not file or permit to be filed on his behalf any Claims. The Release shall not apply to the obligations set forth in this Waiver and Release, pursuant to qualified plans maintained by or contributed to by the Companies, or pursuant to the continuation coverage provisions of the Consolidated Omnibus Reconciliation Act of 1985, as amended. If and to the extent a court of competent jurisdiction shall determine any part or portion of the Waiver and Release to be invalid or unenforceable, the same shall not affect the remainder of the Waiver and Release which shall be given full effect without regard to the invalid part or portion of the Waiver and Release. Mr. Cunningham acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Waiver and Release. Mr. Cunningham may, for a period of seven (7) days following (and not including) the date of execution of this Waiver and Release, revoke this Waiver and Release by a signed writing delivered to the General Counsel of the Company at the Company’s headquarters. If no such revocation occurs, this Waiver and Release shall become irrevocable in its entirety, and binding and enforceable against Mr. Cunningham, on the next day following the day on which the foregoing seven (7) day period has elapsed. If Mr. Cunningham revokes this Waiver and Release, this Waiver and Release shall be null and void. Mr. Cunningham acknowledges that the Waiver and Release relates only to Claims which exist as of the date hereof.
     4. Mr. Cunningham represents that with respect to any act or omission occurring, or state of facts existing, on or prior to the date of execution of this Waiver and Release, he has not filed any complaints, charges or lawsuits against any Releasee with any government agency or any court. Mr. Cunningham acknowledges that the payments and benefits he is receiving in connection with the Separation Agreement and his obligations under this Waiver and Release are in addition to anything of value to which Mr. Cunningham is entitled from the Companies.
     5. Nothing in this Waiver and Release shall be construed as an admission by any Releasee of any liability on its part under any federal, state, or local law or regulation or the common law. Mr. Cunningham acknowledges that no representation or fact or opinion has been made by any Releasee, or anyone acting on any Releasee’s behalf, to induce him to execute this Waiver and Release. Mr. Cunningham also acknowledges that he has had the opportunity to consult with an attorney prior to signing this Waiver and Release, and that he has read and understood all of the provisions of this Waiver and Release.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Waiver and Release of Claims as of the date and year indicated under the signature line below.

/s/ Timothy J. Cunningham
Timothy J. Cunningham
Date:

The Companies:

PREGIS HOLDING I CORPORATION			PREGIS HOLDING II CORPORATION

By:	/s/ Michael T. McDonnell		By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell		Name:	Michael T. McDonnell
	Title:	President & CEO		Title:	President & CEO

PREGIS CORPORATION

By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell
	Title:	President & CEO